EXHIBIT 12.1

DUKE REALTY CORPORATION

CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

(in thousands, except ratios)

	Nine Months Ended September 30, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Net income (loss) from continuing operations, less preferred dividends	$(38,070)		$(342,081)		$16,436		$102,646	$99,104	$91,695
Preferred dividends	53,452		73,451		71,426		58,292	56,419	46,479
Interest expense	182,771		214,998		193,125		169,509	165,136	101,732

Earnings (loss) before fixed charges	$198,153		$(53,632)		$280,987		$330,447	$320,659	$239,906

Interest expense	$182,771		$214,998		$193,125		$169,509	$165,136	$101,732
Interest costs capitalized	10,166		26,864		53,456		59,167	36,260	9,510

Total fixed charges	192,937		241,862		246,581		228,676	201,396	111,242
Preferred dividends	53,452		73,451		71,426		58,292	56,419	46,479

Total fixed charges and preferred dividends	$246,389		$315,313		$318,007		$286,968	$257,815	$157,721

Ratio of earnings to fixed charges	1.03		N/A	(2)	1.14		1.45	1.59	2.16

Ratio of earnings to fixed charges and preferred dividends	N/A	(1)	N/A	(3)	N/A	(4)	1.15	1.24	1.52

(1)	N/A – The ratio is less than 1.0; deficit of $48.2 million exists for the nine months ended September 30, 2010. The calculation of earnings includes $261.7 million of non-cash depreciation expense.

(2)	N/A – The ratio is less than 1.0; deficit of $295.5 million exists for the year ended December 31, 2009. The calculation of earnings includes $332.6 million of non-cash depreciation expense.

(3)	N/A – The ratio is less than 1.0; deficit of $368.9 million exists for the year ended December 31, 2009. The calculation of earnings includes $332.6 million of non-cash depreciation expense.

(4)	N/A – The ratio is less than 1.0; deficit of $37.0 million exists for the year ended December 31, 2008. The calculation of earnings includes $302.4 million of non-cash depreciation expense.